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                                                                     Exhibit 2.3

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                               PALM BEACH DIVISION

                                                    CASE NO.: 00-35217-BKC-PGH
                                                      Chapter 11 Proceedings

In re:

IMX PHARMACEUTICALS, INC.
         Debtor.

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                 ORDER CONFIRMING AMENDED PLAN OF REORGANIZATION

         This case came before the court on September 26, 2001 to consider the confirmation of the Debtor's Third Amended Plan of Reorganization (the "Plan").

         The Plan having been transmitted to creditors and equity security holders and parties in interest; and

         It having been determined after hearing on notice that:

         1. The Plan has been accepted in writing by the creditors and equity holders whose acceptance is required by law without including the acceptance of the Plan by any insider; and

         2. The Plan complies with the applicable provisions of the Bankruptcy Code, 11 U.S.C. ss. 101 et seq., and the provisions of chapter 11 have been complied with and the Plan has been proposed in good faith and not by any means forbidden by law; and

         3. With respect to each impaired class of claims or interests, each holder of such claim or interest has accepted the Plan, or will receive or retain under the Plan on account of such claim or interest property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated in a proceeding under chapter 7 of the Bankruptcy Code on such date. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims or interests that are impaired under the Plan, and had not accepted the Plan; and

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         4. All payments made or promised by the Debtor or by a person issuing securities or acquiring property under the Plan or by any other person for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the court and are reasonable; and

         5. The identity, qualifications, and affiliations of the persons who are to be directors or officers, or voting trustees, if any, of the Debtor, after confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, is equitable and consistent with the interests of the creditors and equity security holders and with public policy; and

         6. The identity of any insider that will be employed or retained by the Debtor and compensation to such insider has been fully disclosed; and

         7. The confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or further reorganization is proposed under the Plan; and

         8. At the hearing, counsel for the Debtor advised the court of the following modifications to the Plan:

         (A) As a means of implementing the Plan, Cater Barnard, plc was to transfer its one percent (1%) interest in Sportal Asia to the Debtor. Sportal Asia is owned by Cater Barnard USA, not Cater Barnard, plc., and therefore will not be assigned to the Debtor. The Plan also provides that the Debtor will acquire from Cater Barnard, plc an 86% interest in Envesta, plc. Due to regulatory requirements under the laws of the United Kingdom that would require the Debtor to provide a tender offer for the balance of Cater Barnard, plc's interest in Envesta, plc., or 14%, the Debtor will instead acquire 100% of Envesta's subsidiary, Finestar, ltd., which is the distributor of the anti-virus software known as Panda Software, upon which the pro forma's and projections contained in the Debtor's Plan and Third Amended Disclosure Statement are based. Based upon the fluctuations in the value of the dollar and the acquisition of 100% of Finestar, ltd., the value of the assets acquired by the Debtor under the Plan is equal to or in excess of the values ascribed in the Plan and third Amended Disclosure Statement.

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         (B) The Plan provides that with respect to the Class Six Claim of
         Wachovia Bank, the Debtor will seek a determination of the secured status of Wachovia Bank's secured claim. Counsel for the Debtor and Wachovia advised the court that the parties reached an agreement in which the Debtor and Wachovia Bank have agreed to treat the Wachovia Claim as a $38,000.00 secured claim, which will paid within ninety (90) days from the effective date, and the balance of Wachovia's Claim will be treated in accordance with Class 8, Unsecured Claims.

         (c) The Plan provides that creditors in Class 8 and Holders of Interests in Class 9 will receive common stock of the Debtor. The Plan further provides that upon the conversion of their respective claims that to the extent there exists any fractional share that the holder of such Claim or Interest will receive cash on the effective date on account of such fractional share based upon the pre share valuation of $4.00. The Debtor has agreed to provide one (1) share to the holders of such fractional shares in lieu of cash for such fractional shares.

The court finds these modifications are in the best interest of creditors and holders of Interest and not so material as to require the renoticing and solicitation of the Plan to creditors, holders of Interests and to other parties in interest.

         9. The Plan provides that holders of claims of the kind specified in section 507(a)(1) and (a)(3) shall receive on the Effective Date cash equal to the allowed amount of such claims and provides that holders of allowed claims of the kind specified in 507(a)(8) will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

         IT IS THEREFORE

         ORDERED that the Plan is confirmed; and it is further

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         ORDERED that except as modified by paragraph eight (8) of this Order, the terms of the Plan, are incorporated by reference and binding upon the Debtor, the Debtor's estate, the Reorganized Debtor, any entity acquiring property under the Plan, all creditors and equity security holders of the Debtor, all parties in interest, and the respective successors and assigns of each of the foregoing; and it is further

         ORDERED that the court shall retain jurisdiction as provided in the Plan; and it is further

         ORDERED that the Debtor shall pay the United States Trustee the appropriate sums required pursuant to 28 U.S.C. ss. 1930(a)(6) upon the expiration of ten (10) days of the entry of this order for preconfirmation periods and simultaneously provide the Untied States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period; and the reorganized debtor shall further pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. ss. 1930(a)(6) based upon all disbursements of the reorganized debtor for post-confirmation periods within the time period set forth in 28 U.S.C. ss. 1930(a)(6), until the earlier of the closing of the case by the issuance of the Final Decree by the court, or upon the entry of an order by the court dismissing or converting this case to another chapter under the Bankruptcy Code, and the party responsible for paying the post-confirmation United States Trustee fees shall provide to the United States Trustee upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period; and it is further

         ORDERED that the Debtor and its wholly-owned subsidiary, imx-eti LifePartners, Inc., are authorized and directed to execute such documents and conveyances on or before the Effective Date, the terms of which are mutually satisfactory to the respective parties, that are necessary to effectuate the terms of the Plan as it relates to the claim of Ralph Thomas, as assignee, and his interest in the estate's interest in property and imx-eti's LifePartners, Inc.'s interest in property; and it is further

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         ORDERED that pursuant to ss. 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer in accordance with or pursuant to the Plan may not be taxed under any law imposing a stamp or similar tax; and it is further

         ORDERED that section 1145 of the Bankruptcy Code applies to the issuance of the securities under the Plan except the issuance of securities under the Plan to Cater Barnard, Plc; and it is further

         ORDERED that the court will conduct a post-confirmation status conference on April 10, 2001 at 9:30 a.m. in Courtroom 6, United States Bankruptcy Court, 701 Clematis Street, West Palm Beach, Florida, to determine
(I) whether the Debtor has complied with the provisions of this order, and (ii) whether the Debtor has timely filed the required Report of Estate and Motion for Final Decree Closing Case. At the status conference, the Court will consider the propriety of dismissal or conversion to chapter 7, and/or the imposition of sanctions against the Debtor for failure to timely file the Final Report of Estate and Motion for Final Decree Closing Case or for failure to comply with the provisions of this Order.

         Done and Ordered in the Southern District of Florida this 11 day of October 2001.

                           /s/Paul Hyman
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                         PAUL G. HYMAN, JR.
                         United States Bankruptcy Judge

Copies to:
Nicholas B. Bangos
Attorney Bangos is direct to immediately mail a conformed copy of this Order to all creditors and parties in interest and file a Certificate of Service reflecting same.